UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Great Lakes Dredge & Dock Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or

☐	the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

(630) 574-3000

April 6, 2010

Dear Stockholders:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Great Lakes Dredge & Dock Corporation, to be held on Wednesday, May 5, 2010, beginning at 10:00 A.M. Central Daylight Time at the Renaissance Hotel, 2100 Spring Road, Oak Brook, Illinois 60523.

Information about the meeting and the various matters on which the stockholders will vote is described in the Notice of Meeting and Proxy Statement included with this letter. Also included is a proxy card and postage-paid return envelope. Please sign, date and mail the enclosed proxy card in the return envelope provided as promptly as possible, whether or not you plan to attend the meeting. Finally, a copy of our Annual Report to Stockholders for the year ended December 31, 2009 is also enclosed for your review.

I look forward to greeting you personally at the meeting.

Sincerely,

Douglas B. Mackie

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 5, 2010

TO THE STOCKHOLDERS OF GREAT LAKES DREDGE & DOCK CORPORATION:

Notice is hereby given that the Annual Meeting of Stockholders of Great Lakes Dredge & Dock Corporation will be held on Wednesday, May 5, 2010, beginning at 10:00 A.M. Central Daylight Time at the Renaissance Hotel, 2100 Spring Road, Oak Brook, Illinois 60523 for the following purposes:

1.	To elect as director the one nominee named in the attached proxy statement, to serve for a three-year term or until his respective successor is elected and qualified;

2.	To ratify Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	To transact such other business as may properly come before the meeting or any adjournments of the Annual Meeting.

Only holders of record of common stock as of the close of business on March 24, 2010 are entitled to notice of and to vote at the Annual Meeting and any adjournments of the Annual Meeting.

In accordance with Delaware law, a list of the holders of common stock entitled to vote at the 2010 Annual Meeting will be available for examination by any stockholder for at least 10 days prior to the Annual Meeting for any purpose germane to the Annual Meeting. The list may be reviewed during ordinary business hours at our main office, located at 2122 York Road, Oak Brook, Illinois 60523.

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

By Order of the Board of Directors,

Deborah A. Wensel

Secretary

Oak Brook, Illinois

April 6, 2010

i

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

(630) 574-3000

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 5, 2010

This proxy statement and accompanying proxy card were mailed on or about April  6, 2010 to all stockholders entitled to vote at the Annual Meeting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The enclosed proxy materials are being sent to you in connection with the solicitation of the enclosed proxy by the Board of Directors of Great Lakes Dredge & Dock Corporation for use at the 2010 Annual Meeting of Stockholders and at any adjournments of the meeting, sometimes referred to as the “Annual Meeting” in this proxy statement. Throughout this proxy statement when the terms “Great Lakes,” the “Company,” “we,” “our,” “ours” or “us” are used, they refer to Great Lakes Dredge & Dock Corporation and its subsidiaries. We sometimes refer to our Board of Directors as the “Board.”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 5, 2010

The Great Lakes Dredge & Dock Corporation Proxy Statement and Annual Report to

Stockholders for the year ended December 31, 2009 are available at www.gldd.com/proxy

Where will the Annual Meeting be held?

The 2010 Annual Meeting will be held on Wednesday, May 5, 2010, at 10:00 A.M. Central Daylight Time, at the Renaissance Hotel, 2100 Spring Road, Oak Brook, Illinois 60523 to consider the matters set forth in the Notice of Annual Meeting of Stockholders.

What materials are being sent along with this Proxy Statement?

This proxy statement is being sent along with our Annual Report to Stockholders for the year ended December 31, 2009 (which is not part of the soliciting materials) and the proxy card.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record of our common stock, par value $0.0001 per share, at the close of business on March 24, 2010 will be entitled to vote at the 2010 Annual Meeting. As of this record date, there were a total of 58,542,038 shares of our common stock outstanding, each share being entitled to one vote. There is no cumulative voting.

How many votes must be present to hold the Annual Meeting?

The presence at the 2010 Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our outstanding common stock will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, will have the power to adjourn the Annual Meeting without notice, other than the announcement at the Annual Meeting of such adjournment, until a quorum shall be present or represented.

Even if you plan to attend the Annual Meeting, in order to ensure the presence of a quorum at the Annual Meeting, please vote your shares in accordance with the instructions described below. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. Shares owned by Great Lakes are not voted and do not count for quorum purposes. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Who is the record holder and what if the shares are held through a broker?

If you are the registered holder of shares, then you are the record holder of those shares, and you should vote your shares as described in the next section.

If you own shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as being held in “street name,” and you, as the beneficial owner of those shares, do not appear in our stock register. For street name shares, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform us how many of their clients own common stock in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials from your broker, including a voting instruction card, you should vote your shares by following the procedures specified on the voting instruction card. Shortly before the Annual Meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the Annual Meeting and vote your street name shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the Annual Meeting.

How do record holders vote their shares?

You can vote at the Annual Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You can always attend the Annual Meeting and revoke your proxy by voting in person.

There are three ways to vote by proxy:

•	By telephone—You can vote by touch tone telephone by calling toll-free 1 (866) 894-0537, 24 hours a day, 7 days a week, and following the instructions on our proxy card;

•	By Internet—You can vote by Internet by going to the website www.continentalstock.com and following the instructions on our proxy card; or

•	By mail—You can vote by mail by completing, signing, dating and mailing our enclosed proxy card.

By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your shares in the manner you indicate. You may:

•	vote for the election of our director nominee; or

•	withhold authority to vote for our director nominee.

You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

What if I do not vote for some of the matters listed on the proxy?

If you vote by proxy without indicating your instructions, your shares will be voted FOR our one director nominee and FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

How can I revoke my proxy after it is submitted?

A stockholder may revoke a proxy at any time prior to its exercise:

•	by giving to our Secretary a written notice of revocation of the proxy’s authority, such notice to be delivered to our principal executive offices;

•	by submitting a duly elected proxy bearing a later date; or

•	by attending the 2010 Annual Meeting and voting in person.

Who pays the cost of solicitation of proxies for the Annual Meeting?

We will pay the costs for the solicitation of proxies, including the cost of preparing and mailing this proxy statement. Proxies are being solicited primarily by mail, but the solicitation by mail may be followed-up by solicitation in person, or by telephone or facsimile, by our regular employees without additional compensation for such proxy solicitation activity. We will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to our stockholders. We have also hired Morrow & Co., LLC to assist in the solicitation of proxies.

Who should I contact with questions?

Please contact Morrow & Co., LLC, our solicitation agent, at the phone number or address listed below with any questions regarding the Annual Meeting.

Morrow & Co., LLC

470 West Avenue—1st Floor

Stamford, CT 06902

Banks and Brokerage Firms, please call (203) 658-9400

Stockholders, please call (800) 607-0088

How many votes are necessary for the election of the proposed nominee to the Board of Directors?

The nominee for director for a three-year term will be elected provided that he receives the affirmative vote of a plurality of the shares present at the Annual Meeting, whether in person or by proxy. This means that, if a quorum is present, because only one director is nominated for election at the annual meeting, the nominee will be elected to serve as director. Withholding authority to vote for a director nominee is the equivalent of abstaining from the vote. Abstentions and broker non-votes are not counted as votes cast for the purposes of the election of directors.

How many votes are necessary for the approval of our proposed independent registered public accounting firm?

Deloitte & Touche LLP will be ratified as our independent registered public accounting firm for the fiscal year ending December 31, 2010 provided it receives the affirmative vote of a majority of the shares present at the Annual Meeting, whether in person or by proxy. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.

What other matters will be acted upon at the Annual Meeting?

As of the date of this proxy statement, our Board of Directors does not know of any business that will be presented for consideration at the 2010 Annual Meeting other than the matters described in this proxy statement. If any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy card will vote the proxies in accordance with their best judgment.

PROPOSAL 1—ELECTION OF DIRECTORS

Set forth below are the names, ages, positions and biographies of our directors as of April 6, 2010. The Board of Directors, at the recommendation of its Nominating and Corporate Governance Committee, has nominated the first listed director for re-election to the Board of Directors for a three-year term:

Name	Age	Position
Jonathan W. Berger*	51	Non-executive Director
Bruce J. Biemeck	60	Non-executive Director
Thomas S. Souleles	41	Non-executive Director
Jason G. Weiss	40	Non-executive Director
Douglas B. Mackie	57	President, Chief Executive Officer and Director
Peter R. Deutsch	53	Non-executive Director
Nathan D. Leight	50	Non-executive Director

*	Director nominated for election at the 2010 Annual Meeting.

Composition of the Board of Directors

Our Board is currently composed of seven members divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Jonathan W. Berger is the only director in the class whose term expires at the 2010 Annual Meeting. Messrs. Deutsch, Leight and Mackie are members of the class whose term expires at the 2011 Annual Meeting, and Messrs. Biemeck, Souleles and Weiss are members of the class whose term expires at the 2012 Annual Meeting.

Prior to September 2009, there were two members of the class whose term expires at the 2010 Annual Meeting. However, on August 31, 2009, a director resigned from the Board and we reduced the size of the Board to seven members. Our Amended and Restated Certificate of Incorporation provides that when the number of directors on the Board is reduced, we will reapportion the members of the other classes so that each class is as nearly equal as possible. However, we are not permitted to shorten the term of any incumbent director. Therefore, we have not reapportioned the classes at this time.

The Board, upon recommendation of the Nominating and Corporate Governance Committee, has nominated Mr. Berger for re-election and the nominee has indicated a willingness to serve. The members of the two other classes of directors will continue in office for their existing terms. Upon the expiration of the term of a class of directors, the nominees for such class will generally be elected for three-year terms at the Annual Meeting of Stockholders held in the year in which such term expires. A plurality of the shares of common stock present and voting at the Annual Meeting is necessary to elect the nominee for director.

The persons named as proxies in the enclosed proxy card will vote the proxies received by them for the election of Jonathan W. Berger, unless otherwise directed. In the event that the nominee becomes unavailable for election at the Annual Meeting, the persons named as proxies in the enclosed proxy card may vote for a substitute nominee at their discretion as recommended by the Board.

Nominees For Election at the 2010 Annual Meeting

Jonathan W. Berger, Director (Term expires at 2010 Annual Meeting of Stockholders.)	Mr. Berger has served as a member of our Board since our merger with a subsidiary of Aldabra Acquisition Corporation on December 26, 2006, referred to as the “Aldabra Merger” in this proxy statement. Mr. Berger also serves as the chair of our Audit Committee. He was a member of Aldabra’s Board of Directors from its inception in 2004 until the completion of the Aldabra Merger. Mr. Berger has been associated with Tellurian Partners, LLC since August 2009 and is presently the managing partner. Mr. Berger is a director on the Board of Directors and is Chairman of the Audit and Compensation Committees of Boise Inc., a paper and packaging company. From January 2002 until July 2009, Mr. Berger was a managing director and co-head of Corporate Finance for Navigant Consulting, Inc. (“NCI”), a New York Stock Exchange-listed consulting firm. Mr. Berger was also President of Navigant Capital Advisors, LLC, the wholly owned broker-dealer of NCI during a portion of that time. From January 2000 to March 2001, Mr. Berger was president of DotPlanet.com, an Internet services provider. From August 1983 to December 1999, Mr. Berger was employed by KPMG, LLP, an independent public accounting firm, where he served as a partner from August 1991 to December 1999; he was in charge of the corporate finance practice for three of those years. Mr. Berger received a B.S. from Cornell University and an M.B.A. from Emory University. Mr. Berger is a certified public accountant. Mr. Berger’s strong financial and consulting background and experience provide valuable insight to the Board and management. Mr. Berger is a member of the National Association of Corporate Directors. Mr. Berger is the cousin of Nathan D. Leight, one of our other directors.

Directors Whose Term Will Continue Following the 2010 Annual Meeting

Bruce J. Biemeck, Director (Term expires at 2012 Annual Meeting of Stockholders.)	Mr. Biemeck has served as a member of our Board since the Aldabra Merger and was named Lead Director in November 2009. Mr. Biemeck also serves as the chair of our Compensation Committee. Since April 1999, Mr. Biemeck has been a private real estate investor and developer and has acted as an independent consultant. From 1994 to April 1999, Mr. Biemeck was Senior Vice President, Chief Financial Officer and Treasurer of Great Lakes. Mr. Biemeck received a Bachelor of Science degree from St. Louis University and an M.B.A from the University of Chicago and is a Certified Public Accountant and member of the Financial Executives Institute. Mr. Biemeck’s in-depth institutional knowledge of our business, dating back more than 16 years, his prior role as Senior Vice President, Chief Financial Officer and Treasurer and his experience as an investor and consultant, provide a direct benefit to the Board and our stockholders. Mr. Biemeck is a member of the National Association of Corporate Directors.

Peter R. Deutsch, Director (Term expires at 2011 Annual Meeting of Stockholders.)	Mr. Deutsch has served as a member of our Board since the Aldabra Merger. He was a member of Aldabra’s Board of Directors from its inception in 2004 until the completion of the Aldabra Merger. Mr. Deutsch is an attorney in private practice. Mr. Deutsch was a member of the United States House of Representatives from January 1993 until January 2005 representing the 20th Congressional District of Florida. He served on the House Energy and Commerce Committee from January 1994 until January 2005. He was the Ranking Democrat on the Oversight and Investigations Subcommittee during the 104th, 107th and 108th Congresses. Mr. Deutsch was the Ranking Democrat in the investigations of Enron Corporation, Martha Stewart Living Omnimedia Inc., Bridgestone/Firestone Tires and the conflict of interest abuses at the National Institute of Health. He was also a member of the subcommittees on Telecommunications and the Internet, the Environment and Hazardous Materials and Consumer Trade and Protection. Prior to serving in Congress, Mr. Deutsch served in the Florida House of Representatives from November 1982 until November 1992, where he served on the Veterans Affairs Committee, the Health Care Committee, the Criminal Justice Committee, and as Chairman of the Insurance Committee. Mr. Deutsch received a B.S. from Swarthmore College and a J.D. from Yale University Law School. Mr. Deutsch’s extensive elected governmental experience makes him a valued member of our board. He achieved leadership positions in both the Florida Legislature and the United States Congress, his Congressional District included several ports and one of the largest coastlines of any Congressional District in the United States and in Congress he was a leader in several successful major infrastructure appropriation projects.

Nathan D. Leight, Director (Term expires at 2011 Annual Meeting of Stockholders.)	Mr. Leight has served as a member of our Board since the Aldabra Merger. He was Aldabra’s Chairman of the Board of Directors from its inception in 2004 until completion of the Aldabra Merger. Mr. Leight has been the senior managing member of Terrapin Partners LLC since 1998, and the managing member and chief investment officer of Terrapin Asset Management, LLC since 2002. Terrapin Partners, LLC is a private investment management firm focused on private equity investing. Terrapin Asset Management, LLC focuses on the management of alternative investment vehicles, including multi-manager hedge fund portfolios and TALF securities. From March 2007 until February 2008 Mr. Leight was the Chairman of Aldabra 2 Acquisition Corp., a blank check company which raised $414 million of gross proceeds in its June 2007 initial public offering. In February 2008, Aldabra 2 acquired the paper and packaging assets of Boise Cascade, LLC, changed its name to Boise Inc. (NYSE: BZ), and Mr. Leight became a director of Boise Inc. From September 1998 to March 1999, Mr. Leight served as the interim chief executive officer of e-STEEL LLC, an Internet-based steel marketplace, and from January 2000 to May 2002, he served as interim chief executive officer of VastVideo, Inc., a special interest video content and technology provider. From February 1995 to August 1998, Mr. Leight was employed by Gabriel Capital LP, a hedge fund with assets exceeding $1 billion, and from February 1995 to August 1997, he served as its chief investment officer. From December 1991 to February 1995, Mr. Leight served as a managing director of Dillon Read & Co., an investment bank, where he oversaw the firm’s proprietary trading department. Mr. Leight is also a member of the board of directors of the publicly traded company TradeStation Group, Inc. as well as a member of the board of directors of the Jerusalem Foundation, Inc. (USA) and the Adrienne Arsht Center for the Performing Arts of Miami-Dade County. Mr. Leight received an A.B. from Harvard College (cum laude). Mr. Leight’s 25 years of experience in asset and hedge fund management, venture capital investing and private equity investing as well as his expertise in capital markets provide financial and governance insights and perspectives to our Board. Mr. Leight is the cousin of Jonathan W. Berger, one of our other directors.

Douglas B. Mackie, President and Chief Executive officer, Director (Term expires at 2011 Annual Meeting of Stockholders.)	Mr. Mackie has served as a member of our Board and as our President and Chief Executive Officer since 1995. He joined Great Lakes in 1978 as Corporate Counsel. In 1987, he was named Senior Vice President. Mr. Mackie earned a J.D. from Northern Illinois University and an MBA from the University of Chicago. He is a former President of the Dredging Contractors of America. Mr. Mackie’s extensive firsthand knowledge and experience with the Company and the dredging industry provides the Board with a greater understanding of the Company’s business.

Thomas S. Souleles, Director (Term expires at 2012 Annual Meeting of Stockholders.)	Mr. Souleles has served as a member of our Board since the acquisition of Great Lakes by Madison Dearborn Capital Partners IV, L.P., referred to as “MDCP IV” in this proxy statement, in December 2003, and he remained a director following the Aldabra Merger. Mr. Souleles also serves as the chair of our Nominating and Corporate Governance Committee. Since 2000, Mr. Souleles has been a Managing Director of Madison Dearborn Partners, LLC and Madison Dearborn Partners, Inc. (collectively, “MDP”), which is the ultimate general partner of various MDP-related private equity funds. Mr. Souleles concentrates on investments in the basic industries sector and currently serves on the Board of Directors of Forest Products Holdings, LLC (d.b.a. Boise Cascade, LLC), a wood products manufacturer and building materials distributor. Mr. Souleles also serves on the Board of Directors of The Children’s Memorial Medical Center, and the Board of Trustees of the National Multiple Sclerosis Society, Greater Illinois Chapter. From April 23, 2009 until February 18, 2010, Mr. Souleles served as a member of the Board of Directors of Boise Inc., a paper and packaging company. Mr. Souleles also previously served on the Boards of Directors for Magellan Midstream Partners LP (December 2004 – December 2008) and Packaging Corp of America (May 2003 – February 2008). Mr. Souleles received an A.B. from Princeton University, a J.D. from Harvard Law School and an M.B.A. from the Harvard Graduate School of Business Administration. Mr. Souleles’s intimate familiarity with all aspects of capital markets, financial transactions, and investing in a range of businesses provides enormous value and informed perspective to management and the Board. In addition, his experience as a board member of other public and private companies provides additional perspective on governance issues.

Jason G. Weiss, Director (Term expires at 2012 Annual Meeting of Stockholders.)	Mr. Weiss has served as a member of our Board since the Aldabra Merger. He was Aldabra’s Chief Executive Officer, Secretary and a member of Aldabra’s Board of Directors from Aldabra’s inception in 2004 until the completion of the Aldabra Merger. Mr. Weiss has been the managing member and sole owner of Terrapin Palisades Ventures, LLC since June 2009. Terrapin Palisades Ventures, LLC is a private investment company and is also a general partner of Terrapin-Fabbri Management Company LLC, which serves as the general partner of several almond farm investment partnerships. In June 2009, Mr. Weiss sold his interest in Terrapin Partners LLC, Terrapin Asset Management, LLC and TWF Management Company LLC, all private equity and asset management companies in which he had been a managing member and co-founder since 1998. From March 2007 until February 2008, Mr. Weiss was the Chief Executive Officer of Aldabra 2 Acquisition Corp. In February 2008, Aldabra 2 acquired the paper and packaging assets of Boise Cascade, LLC, changed its name to Boise Inc. (NYSE: BZ), and Mr. Weiss became a director of Boise Inc. From March 1999 to December 1999, Mr. Weiss served as the chief executive officer of PaperExchange.com, Inc., a web-based trading platform for paper and pulp, and from December 1999 to March 2000 he served as executive vice president of strategy. He also served as a managing member of e-STEEL LLC, an Internet-based steel marketplace, from September 1998 to March 1999. Mr. Weiss also served as a managing member of American Classic Sanitation, LLC, a temporary site services provider from August 1998 to December 2000 and from January 2004 to March 2004. He also served as its chief executive officer from August 1998 to December 1999. Mr. Weiss also serves on the board of directors of Equipois, Inc., a privately held manufacturer of mechanical arms that reduce worker injuries from sustained work with heavy tools. For part of 2009, he served on the board of Underground Solutions, Inc., a publicly traded water infrastructure technology company. Since March 2010, Mr. Weiss has served as a national board member (and member of the finance and investment committees) of The Humane Society of the United States, the largest animal protection organization in the world, with 11 million members. Mr. Weiss received a B.A. from the University of Michigan (with Highest Distinction) and a J.D. (cum laude) from Harvard Law School. Mr. Weiss’s legal background and extensive experience with private equity and asset management companies and as a chief executive officer in a variety of industries provide a direct benefit to the Board and our stockholders.

Family Relationships

Two of our directors, Jonathan W. Berger and Nathan D. Leight, are cousins.

Agreements with Respect to Nominees

There are no agreements with respect to the nominees for director.

Vote Required and Recommendation

The nominee for director will be elected for a three-year term provided that he receives the affirmative vote of a plurality of the shares present at the Annual Meeting, whether in person or by proxy. This means that, if a quorum is present, the person receiving the greatest number of votes at the Annual Meeting will be elected to serve as director. As a result, withholding authority to vote for a director nominee, abstentions, and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE ABOVE NAMED NOMINEE TO THE BOARD OF DIRECTORS. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEE NAMED ABOVE UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

Our Board is led by a Chairman. Currently, Mr. Mackie, our Chief Executive Officer, is also Chairman of the Board. All of our other directors are independent. The Board has determined that having Mr. Mackie serve as both Chief Executive Officer and Chairman of the Board is in our best interests because this arrangement allows for the efficient alignment of our strategic direction with the current and future trends of the dredging industry. The Board believes that there are adequate safeguards in place to mitigate against any risks arising from this arrangement. Such safeguards include executive meetings of the independent directors, the determination of executive compensation by a committee comprised of independent directors that utilizes the services of a compensation consultant, and the wide-ranging accounting and business experience of the members of our Board generally and of the independent Audit Committee in particular. Finally, the extensive knowledge of our Board members, many of whom have additional experience as directors of other publicly-held companies provides our Chief Executive Officer and Chairman with additional guidance on strategic objectives and risk management.

In November 2009, the Board selected Bruce J. Biemeck as Lead Director. The position of Lead Director is intended to provide a check and balance on the role and responsibilities of our Chief Executive Officer. Our Lead Director is expected to, among other things:

•	chair meetings (including executive sessions) of the independent directors;

•	act as principal liaison between independent directors and our Chief Executive Officer;

•

help develop Board agendas with our Chief Executive Officer to ensure that topics deemed important by the independent directors are included in board discussions and sufficient executive sessions are scheduled as needed;

•

advise our Chief Executive Officer on quality, quantity and timeliness of information supplied by management to the independent directors and act as the liaison between independent board members and our Chief Executive Officer to make certain that any additional information requested by board members is included in the materials prepared by management for the Board;

•	communicate regularly with each director to be certain that every director’s views, competencies and priorities are understood; and

•	in conjunction with our Chairman, ensure directors and management function as a team in the best interest of all stakeholders.

The Lead Director facilitates the ability of non-management directors to fulfill their responsibilities and provides a structure for communicating any concerns the non-management directors may have directly to our Chief Executive Officer.

The Board’s Role in Risk Management for the Company

The Board of Directors and the Committees of the Board play a significant role in the oversight of risk management. As part of the Company’s risk management process, senior management discusses and identifies major areas of risk on an ongoing basis and periodically reviews these risks with the Board.

Presentations are made in the ordinary course at scheduled Board meetings regarding market trends, competition and the various other risks that face the Company. In addition, we are in the process of instituting an enterprise-wide risk management program. Pursuant to this program, our executive officers will periodically report to the Board regarding the risks to our business. This program is expected to enable the Board to best determine our risk profile and oversee our risk management strategies. On an ongoing basis, the various committees of the Board address risk in the areas relevant to their scope. For example:

•

The Nominating and Corporate Governance Committee evaluates the Board, individual Board members and the Board committees, oversees compliance with ethics policies and considers matters of corporate governance;

•

The Compensation Committee reviews and approves corporate goals relating to our chief executive officer’s compensation, screens and recommends individuals qualified to become chief executive officer and approves total compensation for our senior executives; and

•	The Audit Committee oversees the integrity of our financial reporting process and systems of internal controls.

Board Composition and Committee Structure

Our Board of Directors currently consists of seven members and has a separately standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The following table provides membership information as of April 6, 2010 for each of our Committees of the Board of Directors:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jonathan W. Berger	X*

Bruce J. Biemeck	X	X*	X

Peter R. Deutsch	X

Nathan D. Leight**			X

Thomas S. Souleles		X	X*

Jason G. Weiss**		X

*	Denotes Committee Chairperson

**	Mr. Leight became a member of our Nominating and Corporate Governance Committee and Mr. Weiss became a member of our Compensation Committee on March 9, 2010.

Below is a description of each Committee of our Board of Directors.

Audit Committee.    The Audit Committee is comprised of Messrs. Berger, Biemeck and Deutsch, each of whom has been determined to be an independent director according to the rules and regulations of the SEC and the NASDAQ Stock Market. Additionally, our Board has determined that Mr. Berger and

Mr. Biemeck are each an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. The Audit Committee charter requires that all of its members be “independent directors,” as such term is defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

The Audit Committee operates under a written charter, a copy of which is available on our website at www.gldd.com or may be obtained by writing to our Secretary at our principal executive office. Under this charter, the Audit Committee is responsible for:

•	monitoring the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	monitoring the independence and performance of our independent auditor and monitoring the performance of our internal audit function;

•	hiring and firing our auditor and approving any non-audit work performed for us; and

•	providing an avenue of communication among the independent auditor, management and our Board.

The Audit Committee held eight meetings during fiscal 2009.

Compensation Committee.    The Compensation Committee is comprised of Messrs. Biemeck, Souleles and Weiss, each of whom has been determined to be an independent director according to the rules and regulations of the SEC and the NASDAQ Stock Market.

Messrs. Biemeck, Souleles and Weiss are each considered to be a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act in this proxy statement, and an “outside director” under section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Tax Code” in this proxy statement.

The Compensation Committee operates under a written charter, a copy of which is available on our website at www.gldd.com or may be obtained by writing to our Secretary at our principal executive office. Under this charter, the Compensation Committee is responsible for:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating the chief executive officer’s performance in light of these goals and approving the chief executive officer’s compensation level based on this evaluation;

•	screening and recommending to the full Board individuals qualified to become chief executive officer;

•	approving total compensation for senior executives, including oversight of all senior executive benefit plans;

•	overseeing our general cash-based and equity-based incentive plans; and

•	producing a Compensation Committee report on executive compensation as required by the SEC to be included in our annual proxy statement.

The Compensation Committee held five meetings and took three actions by written consent during fiscal 2009.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is comprised of Messrs. Biemeck, Leight and Souleles, each of whom has been determined to be an independent director according to the rules and regulations of the SEC and the NASDAQ Stock Market.

The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available on our website at www.gldd.com or may be obtained by writing to our Secretary at our principal executive office. Under this charter, the Nominating and Corporate Governance Committee is responsible for:

•

developing and recommending qualification standards and other criteria for selecting new directors, identifying individuals qualified to become Board members consistent with qualification standards and other criteria approved by the Board and recommending to the Board such individuals as nominees to the Board for its approval;

•	overseeing evaluations of the Board, individual Board members and the Board committees;

•	establishing total compensation for the Board; and

•	overseeing our compliance with ethics policies and considering matters of corporate governance.

The Nominating and Corporate Governance Committee does not set specific minimum qualifications for director positions. Instead, the Nominating and Corporate Governance Committee believes that nominations for election or re-election to the Board should be based on a particular candidate’s merits and our needs after taking into account the current composition of the Board. The Nominating and Corporate Governance Committee considers potential candidates for director, who may come to the attention of the Nominating and Corporate Governance Committee through current directors, professional executive search firms, stockholders or other persons. When evaluating candidates annually for nomination for election, the Nominating and Corporate Governance Committee considers all relevant factors regarding the candidates, including an individual’s skills, diversity, independence from us, experience in areas that address the needs of the Board and ability to devote adequate time to Board duties. The Nominating and Corporate Governance Committee also seeks to achieve the appropriate balance of industry and business knowledge and experience, including, without limitation, expertise in the dredging industry, in light of the function and needs of the Board, as well as independence, financial expertise, public company experience, personal integrity and reputation. Whenever a new seat or a vacated seat on the Board is being filled, candidates that appear to best fit the needs of the Board and us are identified and unless such individuals are well known to the Board, they are interviewed and further evaluated by the Nominating and Corporate Governance Committee. Candidates selected by the Nominating and Corporate Governance Committee are then recommended to the full Board. After the Board approves a candidate, the Chair of the Nominating and Corporate Governance Committee extends an invitation to the candidate to join the Board.

The Nominating and Corporate Governance Committee will consider nominees for election or appointment to the Board who are recommended by our stockholders, provided that a complete description of such nominee’s qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompanies the recommendations, provided further that nominations by stockholders must be made in accordance with our By-Laws. See “Proposals for the 2011 Annual Meeting” below. Such recommendations should be submitted in writing to the attention of the Nominating and Corporate Governance Committee, c/o Secretary, Great Lakes Dredge & Dock Corporation, 2122 York Road, Oak Brook, IL 60523 and should not include self-nominations.

The Nominating and Corporate Governance Committee recommended Mr. Berger to the Board as director nominee for election at the 2010 Annual Meeting of Stockholders. See “Proposal 1—Election of Directors.”

The Nominating and Corporate Governance Committee held one meeting and took action by written consent one time during fiscal 2009.

Other Committees.    Our Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

Attendance at Board of Directors and Committee Meetings.    Our current Board of Directors held eight meetings and took action by written consent three times during fiscal 2009. Each member of the Board attended at least 75% of all meetings of the Board and those Board Committees on which he served in 2009. The members of our Board are encouraged to attend our Annual Meeting of Stockholders. In May 2009, six members of our Board attended our Annual Meeting of Stockholders.

Executive Sessions of Non-Management Directors and Independent Directors

The non-management directors of the Board meet periodically in executive sessions without our management present. The independent directors also meet on occasion or as necessary in executive session. Mr. Biemeck, as lead director, serves as the Chair of each executive session of independent directors. Stockholders wishing to communicate with the independent directors may contact them by writing to: Independent Directors, c/o Secretary, Great Lakes Dredge & Dock Corporation, 2122 York Road, Oak Brook, IL 60523. Any such communication will be promptly distributed to the directors named in the communication in the same manner as described below in “Communications with the Board of Directors.”

Director Independence

The Board of Directors has determined that Messrs. Berger, Biemeck, Deutsch, Leight, Souleles and Weiss, constituting a majority of the Board, are independent directors, as such term is defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules. In reaching the conclusion that Mr. Berger is independent, the Board considered the fact that he is the cousin of Mr. Leight. In reaching the conclusion that Mr. Biemeck is independent, the Board considered the fact that he served as chief financial officer of Great Lakes from 1994 to 1999. In reaching the conclusion that Mr. Leight is independent, the Board considered the fact that he is the cousin of Mr. Berger and the fact that he served as chairman of the board of Aldabra Acquisition Corporation at the time of our merger with Aldabra in December 2006. In reaching the conclusion that Mr. Weiss is independent, the Board considered the fact that he served as chief executive officer of Aldabra at the time of the merger. The Board concluded that these relationships did not impact the independence of these directors under applicable NASDAQ Marketplace Rules.

Code of Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to all our employees, including our principal executive officer, principal financial officer, controller, and persons performing similar functions. Our code of ethics can be found on our website at www.gldd.com. We will post on our website any amendments to or waivers of the Code of Business Conduct and Ethics for executive officers or directors, in accordance with applicable laws and regulations. A copy also may also be obtained by writing to our Secretary at our principal executive office.

Communication with the Board of Directors

We have not adopted a formal process for stockholder communications with our Board of Directors, but stockholders and other interested parties can send communications to one or more members of the Board by writing to the Board or to specific directors (including independent directors or Committee chairs) or group of directors at the following address:

Great Lakes Dredge & Dock Corporation Board of Directors

c/o Senior Vice President—Finance and Secretary

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

Any such communication will be promptly distributed by the Secretary to the individual director or directors named in the communication or to all directors if the communication is addressed to the entire Board of Directors. Every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. To date, we have not considered it necessary to adopt a more formal process for stockholder communications with the Board of Directors. Nevertheless, during the upcoming year the Board of Directors will continue to monitor whether it would be appropriate to adopt a formal process.

Compensation of Directors

Non-employee directors receive compensation for Board service which is designed to fairly compensate directors for their Board responsibilities. An employee director receives no additional compensation for Board service. The Nominating and Corporate Governance Committee has the primary responsibility to review and consider any revisions to directors’ compensation. Director compensation is reviewed annually by the Nominating and Corporate Governance Committee, with recommendation to the full Board, and approves changes.

On October 8, 2009, our Board, on the recommendation of the Nominating and Corporate Governance Committee, approved revisions to the standard compensation arrangements for our non-employee directors. Each of our non-employee directors currently receives an annual retainer of $125,000, payable quarterly in arrears. The retainer will be payable 50% in cash and 50% in our common stock. In addition, our Board concurrently approved a one-time payment to each non-employee director currently serving on our Board of $48,750, payable 50% in cash and 50% in our common stock to compensate our non-employee directors as if the $125,000 annual retainer was in effect for the first three quarters of 2009. In addition to the retainer fee, our Board approved the fees for committee service set forth below, which are paid in cash to the committee members each quarter in arrears.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Chair	$2,500	$1,875	$1,250
Member	$1,250	$937	$625

The following table sets forth the compensation paid to each of our non-employee directors for the year ended December 31, 2009.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Total ($)
Jonathan W. Berger	$67,500	$62,500	$130,000
Bruce J. Biemeck	$67,812	$62,500	$130,312
Peter R. Deutsch	$66,250	$62,500	$128,750
Douglas C. Grissom(3)	—	—	—
Nathan D. Leight	$62,500	$62,500	$125,000
Thomas S. Souleles(4)	$17,817	$15,625	$33,442
Jason G. Weiss	$62,500	$62,500	$125,000

(1)	As an employee, Mr. Mackie is not entitled to additional compensation for serving as a member of the Board. See the “Summary Compensation Table for Year Ended December 31, 2009” for his compensation information. In addition, Mr. Grissom and, for the first nine months of 2009, Mr. Souleles declined compensation for serving as non-employee members of the Board.

(2)	Each non-employee director, except for Mr. Grissom, who declined to receive any compensation, and Mr. Souleles, who declined to receive compensation for the first three quarters of 2009, received an award of $62,500 in shares of our common stock, with each such director receiving shares equal to $7,500 on each of March 31, June 30 and September 30, 2009, $24,375 on October 8, 2009 and $15,625 on December 31, 2009. Such shares had a grant date fair value of $3.01, $4.78, $6.98, $6.90 and $6.48 per share, respectively, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation,” referred to in this proxy statement as “FASB ASC Topic 718.”

(3)	Mr. Grissom resigned from the Board on August 31, 2009.

(4)	Mr. Souleles declined to receive any compensation for the first three quarters of 2009. Mr. Souleles received an award of $15,625 in shares of our common stock on December 31, 2009. Such shares had a grant date fair value of $6.48 per share as computed in accordance with FASB ASC Topic 718.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors, subject to stockholder ratification, has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2010. During fiscal year 2009, Deloitte & Touche LLP also served as our independent registered public accounting firm and, in addition, provided certain tax and other audit-related services. See “Matters Related to Independent Public Accountants—Professional Fees.” Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Vote Required and Recommendation

Deloitte & Touche LLP will be ratified as our independent registered public accounting firm for the fiscal year ending December 31, 2010 provided it receives the affirmative vote of a majority of the shares present at the Annual Meeting, whether in person or by proxy, assuming a quorum is present. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of voting against the proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.

Although we are not required to seek stockholder ratification of this appointment, the Audit Committee and the Board believe it to be sound corporate practice to do so. If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and the Audit Committee will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and all persons who beneficially own more than 10% of the outstanding shares of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and greater than 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of filings with the SEC and/or written representations and materials furnished to us from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who own more than 10% of our common stock were complied with in fiscal 2009, except that Mr. Berger filed one late Form 4—Statement of Changes in Beneficial Ownership with respect to a sale of shares on September 15, 2009, which Form was filed on February 16, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table is based on 58,542,038 shares of common stock outstanding as of March 24, 2010, and sets forth certain information with respect to the beneficial ownership of our common stock as of the same date by:

•	each person whom we know to own beneficially more than five percent of the outstanding shares of our common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

Unless otherwise stated, each of the persons in the table has sole voting and investment power with respect to the securities beneficially owned.

	Beneficially Owned
	Number of Shares of Common Stock	Percentage of Common Stock
Rutabaga Capital Management(1)	3,882,774	6.63%
Prudential Financial, Inc(2)	3,472,276	5.93%
Jennison Associates(3)	3,450,381	5.89%
Wellington Management Company, LLP(4)	3,024,234	5.17%
Douglas B. Mackie(5)(6)	375,777	*
Richard M. Lowry(5)(7)	477,195	*
Deborah A. Wensel(5)(8)	125,053	*
David E. Simonelli(5)(9)	80,524	*
Kyle Johnson(5)(10)	57,984	*
Jonathan Berger(11)	37,085	*
Bruce J. Biemeck(12)	19,185	*
Peter Deutsch(13)	39,385	*
Nathan Leight(14)	1,821,685	3.11%
Thomas S. Souleles(15)	2,411	*
Jason Weiss(16)	1,179,585	2.01%
All directors and executive officers as a group (12 persons)(17)	4,270,073	7.42%

*	Denotes less than 1%.

(1)	Rutabaga Capital Management (“Rutabaga”) may be deemed to be the beneficial owner of 3,882,774 shares of our common stock. Rutabaga has the sole power to dispose or direct the disposition of all of such shares, the sole power to vote or direct the voting of 2,920,260 of such shares and the shared power to vote or direct the voting of 962,514 of such shares. The principal business address of Rutabaga is 64 Broad Street, 3rd Floor, Boston, Massachusetts 02109. The information in this footnote (1) was derived from a Schedule 13G/A filed by Rutabaga with the SEC on February 9, 2010.

(2)

Prudential Financial, Inc. (“Prudential”) may be deemed to be the beneficial owner of 3,472,276 shares of our common stock. Prudential has the sole power to vote or dispose, or direct the voting or disposition of 252,669 shares, and shares the power to vote or dispose, or direct the voting or disposition of 3,219,607 shares. Prudential through its beneficial ownership of the Prudential Insurance Company of America (“PICOA”) may be deemed to presently hold 16,000 shares of our common stock for the benefit of PICOA’s general account. Prudential may be deemed the beneficial owner of securities beneficially owned by several other entities, including Jennison, and may have direct or indirect voting and/or investment discretion over 3,456,276 shares which are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Prudential reports the combined holdings of these entities for the purpose of administrative convenience. The principal business address of Prudential is 751 Broad Street, Newark, New Jersey 07102-3777. The information in this footnote (2) was derived from a Schedule 13G filed by Prudential with the SEC on February 12, 2010.

(3)	Jennison Associates (“Jennison”) may be deemed to be the beneficial owner of 3,450,381 shares of our common stock. Jennison has the shared power to dispose or vote, or direct the disposition or voting of all such shares. Jennison furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients (“Managed Portfolios”). As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the shares of our common stock held by such Managed Portfolios. Prudential indirectly owns 100% of equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to our common stock held by the Managed Portfolios. Jennison does not file jointly with Prudential and, as such, shares of the our common stock reported on Jennison’s 13G may be included in the shares reported on the 13G filed by Prudential. The principal business address of Jennison is 466 Lexington Avenue, New York, New York 10017. The information in this footnote (3) was derived from a Schedule 13G filed by Jennison on February 12, 2010.

(4)	Wellington Management Company, LLP (“Wellington”) may be deemed to be the beneficial owner of 3,024,234 shares of our common stock. The Schedule 13G was filed by Wellington Management, in its capacity as investment adviser, and the shares are owned of record by clients of Wellington. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. Wellington does not have the sole power to vote, dispose, or direct the voting or disposition of the shares. Wellington shares the power to vote or direct the voting of 1,834,067 shares and shares the power to dispose of or direct the disposition of 3,024,234 shares. The principal business address of Wellington is 75 State Street, Boston, Massachusetts 02109. The information in this footnote (4) was derived from a Schedule 13G filed by Wellington with the SEC on February 12, 2010.

(5)	The address for each of Messrs. Mackie, Lowry, Simonelli and Johnson and Ms. Wensel is c/o Great Lakes Dredge & Dock Corporation, 2122 York Road, Oak Brook, Illinois 60523.

(6)	Includes 12,000 shares held by the wife of Mr. Mackie. Includes 61,332 options to purchase Company stock, exercisable within 60 days of March 30, 2010.

(7)	Includes 58,980 options to purchase Company stock, exercisable within 60 days of March 30, 2010.

(8)	Shares are held by the Deborah A Wensel Living Trust, for which Ms. Wensel serves as trustee. Includes 38,035 options to purchase Company stock, exercisable within 60 days of March 30, 2010.

(9)	Includes 16,741 options to purchase Company stock, exercisable within 60 days of March 30, 2010.

(10)	Includes 15,181 options to purchase Company stock, exercisable within 60 days of March 30, 2010.

(11)	The business address for Mr. Berger is c/o Tellurian Partners, LLC, 1170 Peachtree Street NE, Atlanta, Georgia 30309.

(12)	The address for Mr. Biemeck is 39851 N. Old Stage Road, Cave Creek, Arizona 85331.

(13)	The business address for Mr. Deutsch is P.O. Box 817689, Hollywood, Florida 33081.

(14)	Includes (i) 367,250 shares of common stock held by the Leight Family 1998 Irrevocable Trust, a trust established for the benefit of Mr. Leight’s family of which his wife is the trustee, (ii) 71,000 shares of common stock held by the Nathan D. Leight Intangible TA U/A Dtd 12/16/2003, a trust established for the benefit of Mr. Leight of which his wife is the trustee, and (iii) 4,000 shares of common stock held by various family trusts. The business address for Mr. Leight is c/o Terrapin Partners LLC, 540 Madison Avenue, 17th Floor, New York, New York 10022.

(15)	The address for Mr. Souleles is c/o Madison Dearborn Partners, LLC, 70 W. Madison Street, Suite 3800, Chicago, Illinois 60602.

(16)	Includes (i) 914,681 shares of common stock held by the Jason G. Weiss Revocable Trust dated August 2, 2000 and (ii) 100 shares of common stock held by the wife of Mr. Weiss. The business address for Mr. Weiss is c/o Terrapin Palisades Ventures LLC, 1001 Rivas Canyon Road, Pacific Palisades, California 90272.

(17)	Includes 80,573 options to purchase Company stock, exercisable within 60 days of March 30, 2010.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following Compensation Discussion and Analysis, or CD&A, provides information relevant to understanding the 2009 compensation of our executive officers identified in the Summary Compensation Table on page 32, whom we refer to as our named executive officers. The following discussion also contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of our management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

The Compensation Committee, of which Mr. Biemeck is Chairman, is responsible for the oversight, implementation and administration of all of the executive compensation plans and programs. The Compensation Committee determines all of the components of compensation of the chief executive officer, and, in consultation with the chief executive officer, determines the compensation of the remaining executive officers.

Below we provide a more detailed explanation of the compensation and benefit programs for our named executive officers, including a description of our philosophy, plans and processes.

Compensation Policies and Practices

The Compensation Committee believes that a significant portion of annual and long-term compensation paid to our named executive officers should be closely aligned with our operating and financial performance on both a short-term and long-term basis. The goal of our executive compensation programs is to provide our named executive officers with compensation and benefits that are fair, reasonable and competitive in the marketplace. The programs are intended to help us recruit and retain qualified executives, and provide rewards that are linked to performance while also aligning the interests of these individuals with those of our stockholders. Specific objectives of this philosophy are as follows:

•	To attract, motivate and retain highly experienced executives who are vital to our short- and long-term success, profitability, and growth;

•	To achieve accountability for performance by linking annual cash awards to achievement of measurable performance objectives; and

•	To align executives and shareholders by rewarding executives for the achievement of strategic goals that successfully drive our operations and thereby enhance stockholder value.

Executive compensation consists of base salary, annual cash bonus incentives and long-term incentive awards under the Great Lakes Dredge & Dock Corporation 2007 Long-Term Incentive Plan, referred to as the “2007 Plan”. Our executive compensation programs are designed to encourage executive officers to operate the business in a manner that enhances stockholder value in both the short and long term. A substantial portion of the executive’s overall compensation is tied to our financial performance, specifically operating income and EBITDA, which represents net income (loss), adjusted for net interest expense, income taxes, depreciation and amortization expense. EBITDA is not a term defined under accounting principles generally accepted in the United States of America, referred to as “GAAP”. The compensation philosophy provides for a direct relationship between compensation and the achievement of our goals and seeks to include management in upside rewards and downside risk. In addition, we use the 2007 Plan to further align the interests of management to those of our stockholders by granting restricted stock units and stock options which tie the compensation of our executives to the creation of long term stockholder value. In addition, the awards under the 2007 Plan vest over a number of years, thereby creating a retention incentive for our executive officers.

We offer total compensation packages at levels we believe are required to attract and retain qualified employees and officers, including named executive officers. In assessing appropriate levels of total compensation and benefits, the Compensation Committee uses a variety of techniques and generally compares our compensation levels to the market.

We do not believe risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the company or our business. Underlying this conclusion is our belief that our compensation policies and practices are not designed to encourage our executives to take unnecessary or excessive risks. In addition, we believe that, from an executive’s perspective, the short-term benefits that may result under our compensation policies and practices from excessive risk taking are likely offset by the long-term detriments therefrom, and that such short-term benefits will not yield rewards that justify the risk.

Role of Compensation Consultants

Since February 2008, our Compensation Committee has engaged the services of Hewitt Associates LLC (“Hewitt”) as a compensation consultant to advise the Compensation Committee on matters related to the design and implementation of awards under our 2007 Plan.

During 2009, the Compensation Committee engaged Hewitt to review and provide input regarding market trends related to executive long-term incentive opportunities, as well as review the annual bonus plan design for 2010. Hewitt also provided verbal advice to the Compensation Committee during individual calls with the Chair of the Compensation Committee to provide counsel on general and specific issues. Hewitt did not provide services relating to any other components of total compensation during 2009. Hewitt was engaged by and reported directly to the Compensation Committee, and worked directly with management under the direction of the Compensation Committee. Hewitt does not perform any other services for the Company. Billing by Hewitt is provided directly to, and approved for payment by, the Compensation Committee.

In February 2010, Hewitt completed a partial spin-off of its executive compensation consulting business, forming Meridian Compensation Partners LLC (“Meridian”) which will operate as an independent executive compensation consulting firm. In 2010, the Compensation Committee engaged Meridian to review and make recommendations regarding our executive total compensation as compared to a peer group that is being developed in conjunction with this review. Meridian is engaged by, and reports directly to, the Compensation Committee.

The Annual Compensation Process

Our annual compensation review is undertaken at the direction and under the supervision of the Compensation Committee. Other than our Chief Executive Officer working with our Chief Financial

Officer and Chief Operating Officer, no executive officers are involved in making recommendations for executive officer compensation. No officers are involved in determining director compensation.

In the first quarter of each year, typically in January, the Compensation Committee reviews our Chief Executive Officer’s recommendations and our historical pay and company performance information. As part of this process, the Compensation Committee reviews a comprehensive overview of the aggregate value of the total compensation and benefits provided to executive officers. Following the review process, the Compensation Committee determines the annual base salary and approves the annual budgeted dredging EBITDA for our Annual Cash Bonus Plan for the upcoming year for our Chief Executive Officer and the other named executive officers. The Compensation Committee then reports to the non-management members of the Board regarding their review process and its compensation determinations. Beginning in 2009, the Compensation Committee’s review included consideration of the value of restricted stock unit grants and the number of stock options, if any, to be awarded during that year. It is the Compensation Committee’s policy to authorize and grant equity awards as of the date of the Board of Directors meeting at which such awards are approved by the non-management members of the Board of Directors upon the recommendation of the Compensation Committee, based upon the fair market value of our common stock as of the date of the award.

In May 2009, the Compensation Committee granted equity awards pursuant to the 2007 Plan in the form of stock options and restricted stock units. In connection with these grants, the Compensation Committee determined the value of the award to be made to each recipient thereof and determined the terms and conditions of the awards including the applicable vesting criteria.

Periodically throughout the year, the Compensation Committee may discuss, as appropriate, the philosophy for the overall compensation packages, and decide whether changes should be made in the components of the package and/or the mix of the package or whether special awards are appropriate or desirable. No such changes were made for any named executive officers in 2009, as discussed below. However, to address potential changes due to general economic conditions, and as a matter of good corporate governance, the Compensation Committee in 2010 engaged Meridian to help assess the competitiveness of the compensation opportunity provided to the named executive officers.

Components of Total Compensation

Our compensation and benefits package for named executive officers consists of base salary, an annual cash bonus opportunity, long term incentive awards and certain other Company programs. Each component is designed to contribute to a total compensation package that is competitive and appropriately performance-based, and to create incentives for our named executive officers that coincide with our goals and objectives. In determining the total compensation of the named executive officers, the Compensation Committee considers our operating and financial performance as a whole, as well as each executive’s execution of his or her responsibilities associated with each of their respective positions. The Compensation Committee believes that named executive officer compensation should include a significant company performance-based component. In 2009, our named executive officers on average received 40% of their total compensation as base compensation, 44% as annual cash bonus incentive compensation and 16% as long-term incentive compensation.

Base Salary.    Base salary is established based on the experience, skills, knowledge and responsibilities required of the executive officers in their roles. When determining the 2009 base salaries of the executive officers, a number of factors were considered, including the individual’s duties and responsibilities, our ability to replace the individual, and market data on similar positions with competitive companies as information becomes available to us informally through recruitment, search consultants in connection with recent hiring efforts and through our directors’ experience with other companies. We seek to maintain base salaries that are competitive with the marketplace to allow us to attract and retain executive talent. Salaries for executive officers are reviewed on an annual basis, typically in the first quarter, by the Compensation Committee, at the time of a promotion or other change in level of responsibilities, as well as when competitive circumstances may require review. Increases in salary are based on evaluation of factors such as the individual’s level of responsibility and performance. Due to the uncertainty associated with the 2009 global economic environment, none of our named executive officers received an increase in base salary for 2009.

Annual Cash Bonus Incentive.    We maintain an Annual Cash Bonus Plan, or Bonus Plan, pursuant to which senior management employees are eligible to receive annual cash bonuses equal to a percentage of their annual salary with actual payouts determined based upon our achievement of a budgeted EBITDA attributable to our dredging segment. We amended the Bonus Plan in May 2009 so that each of our named executive officers is eligible under the senior management provisions of the Bonus Plan. For purposes of the Bonus Plan, budgeted EBITDA is set annually by the Board of Directors. EBITDA under the Bonus Plan is calculated as earnings before interest, taxes, depreciation and amortization attributable to our dredging segment. We believe that dredging EBITDA, a non-GAAP financial measure, is helpful in assessing and highlighting trends in the overall performance of our dredging business, because it is a transparent measure of our operating performance. In February 2009, the Board of Directors set $54.6 million as 2009 budgeted EBITDA attributable to our dredging segment; this was the same as our internal 2009 budgeted dredging EBITDA. The Compensation Committee periodically reviews the Bonus Plan to ensure that it continues to provide an appropriate short-term incentive to our named executive officers.

The Compensation Committee retains discretion to adjust actual dredging EBITDA in order to assure that the intents and purposes of the Bonus Plan are effectuated. Reasons for adjustments could include the effects of unanticipated events that, unless excluded, would be inconsistent with the alignment of the interests of named executive officers with those of our stockholders and to provide financial incentives to named executive officers to effectively implement our business plan and goals. In 2009, no adjustments were made to actual dredging EBITDA.

The following table identifies the annual cash bonus incentive opportunities with respect to 2009 for our named executive officers based on the level of dredging EBITDA actually achieved as a percentage of the 2009 adjusted budgeted dredging EBITDA:

Actual Dredging EBITDA (as defined)	Bonus Award Opportunity— CEO and COO	Bonus Award Opportunity— CFO and SVPs
=90% of Budgeted EBITDA	35% of annual salary	23.75% of annual salary
=Budgeted EBITDA	70% of annual salary	47.5% of annual salary
=120% of Budgeted EBITDA	140% of annual salary	95% of annual salary

Between each budgeted EBITDA threshold, the bonus pool is interpolated based upon actual dredging EBITDA.

In 2009, our chief executive officer, chief operating officer, chief financial officer and senior vice presidents were eligible to participate in the senior management provisions of our Bonus Plan. For 2009, we achieved in excess of 120% of budgeted dredging EBITDA and paid bonuses of 140% of annual salary to our chief executive officer and chief operating officer and 95% of annual salary to our chief financial officer and senior vice presidents. As a result, on March 12, 2010, Mr. Mackie received a cash bonus of $634,207, Mr. Lowry received a cash bonus of $611,804, Ms. Wensel received a cash bonus of $266,954, Mr. Simonelli received a cash bonus of $175,754 and Mr. Johnson received a cash bonus of $159,129 with respect to our performance in fiscal 2009.

Long Term Incentive Awards.    Long-term equity incentive awards are equity awards designed to attract and retain executives, and to strengthen the link between compensation and increased stockholder value. Prior to 2008, equity had not comprised a portion of our executive compensation arrangements. However, the Board believes that equity awards align the interests of management, employees and our stockholders. Long-term equity awards are granted in the Compensation Committee’s discretion and may be made under the 2007 Plan in various forms, including restricted stock units, restricted stock and/or stock options.

The Compensation Committee and management regularly monitor the environment in which we operate, and make changes to our equity program to help us meet our goals, including achieving long-term stockholder value and attracting, motivating and retaining top talent. The Compensation Committee intends our equity program to remain flexible to meet future market conditions and will change the program if conditions warrant. The Compensation Committee considers it important to retain a balance between awards that provide high incentive value, such as options, and awards that provide more retention value, such as time-based restricted stock units. In considering whether to grant restricted stock units, stock options, other types of awards, or a combination of awards, the Compensation Committee reviews our overall performance for the prior year, the executives’ level of responsibility, historical award data, compensation practices at peer companies, the value of awards already held by named executive officers and other relevant data.

Individual grants to each named executive officer are determined based on a variety of factors. For fiscal 2009, we targeted the economic value of our equity awards to be in approximately the 50th percentile of a general industry group, based on information provided by Hewitt in 2008 and gathered from publicly available sources and market surveys. Variations from this target percentile resulted from a number of considerations. These included a named executive officer’s job performance and contributions, skill set, prior experience, and time in his position with us, as well as internal equity considerations, pressures to attract and retain talent, and business conditions. The 2009 equity awards were targeted to be equivalent to a value that is between 30% and 50% of the executive’s base salary.

In 2009, the Compensation Committee granted long-term equity incentive awards of stock options and restricted stock units. For our named executive officers, 65% of the economic value of the 2009 long-term equity incentive awards was granted in the form of stock options and 35% of the economic value was granted in the form of restricted stock units. The goal of stock options is generally to focus executives on increasing shareholder value through stock price appreciation, and therefore we have emphasized stock options in our grants to named executive officers. The stock option awards made in 2009 had an exercise price equal to the fair market value of our common stock on the effective date of the grant and vest in three equal tranches on May 13, 2010, 2011 and 2012 provided the named executive officer is employed by us as of each vesting date. Restricted stock units are meant to retain executives and provide a vehicle that complements the attributes of stock options. Restricted stock unit awards granted in 2009 vest fully on May 13, 2012, provided the named executive officer is employed by us as of such vesting date.

Other Programs.    The named executive officers are also provided with life and medical insurance, 401(k) matching and profit sharing and a car allowance program. Our 401(k) plan provides that we will match, dollar for dollar, up to 6% of an employee’s salary and bonus that is contributed to his or her 401(k) account. We also sponsor a 401(k) lost benefit plan, which provides an additional bonus to executive officers who are unable to obtain the maximum tax-deferred benefits allowed by our 401(k) plan due to IRS limits under Sections 402(g)(3) and 415(c)(1)(A) of the Tax Code. The 401(k) lost benefit plan provides additional compensation to make up for the lost tax benefit and Company match on the difference of 6% of the executive’s salary and bonus over the maximum contribution allowed by the IRS elective deferral limits. This amount is then grossed up and paid as cash compensation to the executive.

We also may provide a profit share contribution to an employee’s 401(k) account as a percentage (between 0% and 10%) of the employee’s salary. However, the IRS limits the total annual contribution for an employee into a qualified plan. This amount was $49,000 for 2009. We therefore provide additional compensation to make up for the lost profit sharing amount which cannot be contributed because the executive has hit the maximum annual contribution amount allowed by the IRS limitations. This amount is also grossed up and paid as cash to the executive.

We do not sponsor any defined benefit plans or deferred compensation plans.

Performance Goals.    The Compensation Committee has determined that overall company performance is the criteria that should drive short-term and long-term incentive compensation. As a result, amounts payable to our named executive officers under the Bonus Plan are determined based upon our achievement of dredging EBITDA, as opposed to the attainment of individual performance goals. Likewise, vesting of awards under the 2007 Plan is based upon the passage of time and the executive’s continued employment by the company, as opposed to individual performance objectives. The Compensation Committee believes that the ability of our named executive officers to act as a team is fundamental to our level of overall profitability and long-term value. Accordingly, the Compensation Committee believes that its use of overall company performance as a basis for incentive compensation serves to enhance teamwork among our named executive officers.

Determining Benefit Levels

The Compensation Committee reviews benefit levels periodically to ensure that the plans and programs create the desired incentives for our employees, including named executive officers, which are generally competitive with the applicable marketplace, are cost-effective, and support our human capital needs. Benefit levels are not tied to company, business area or individual performance.

Employment Agreements

We have entered into employment agreements with each of Mr. Mackie, Mr. Lowry and Ms. Wensel. The employment agreements, other than specific levels of compensation and certain severance payment terms, are substantially similar to each other. The employment agreements set forth a general framework for compensation, and generally set minimum levels of compensation, job responsibilities and severance arrangements governing the obligations of the parties following a termination of employment as a result of “cause,” “good reason” or “change in control.” These terms are defined, and the implications of a termination of employment for any of these reasons is set forth in this proxy statement under “Executive Compensation—Executive Employment Arrangements.” The basic structure of the terms of the employment arrangements, including termination and change in control arrangements, is a result of negotiated agreements intended to insure retention of senior management by providing financial security and stability, and were structured to provide economic incentives for continued compliance with the continuing non-competition and confidentiality covenants in the employment agreements that survive termination of employment. We have not entered into an employment agreement with either of Messrs. Simonelli or Johnson.

Other Severance and Change-in-Control Benefits

In the event that we terminate the employment of Messrs. Simonelli or Johnson other than for cause, our severance policy provides for our payment of severance compensation based on years of service. In addition, under the award agreements governing the restricted stock units and stock options held by our named executive officers, the awards will immediately vest upon the death or disability of the named executive officer, or upon a change-in-control of the company. The implications of a termination of employment is set forth in this proxy statement under “Executive Compensation—Other Potential Post-Employment Payments.” We believe that these arrangements are typical for similar level executives, encourage employee retention and generate employee loyalty.

Tax Considerations

We generally will be entitled to a tax deduction in connection with awards under the Equity Award Plan in an amount equal to the ordinary income realized by participants and at the time the participants recognize such income. Special rules limit the deductibility of compensation paid to our named executive officers. Under section 162(m) of the Tax Code, the annual compensation paid to our chief executive officer and our three other most highly compensated executive officers, other than our chief financial officer, will be deductible to the extent it does not exceed $1,000,000 or satisfies certain conditions set forth in section 162(m) relating to qualifying performance-based compensation plans.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2009.

The Compensation Committee of the Board:

Bruce J. Biemeck, Chairman

Thomas S. Souleles

Jason G. Weiss

EXECUTIVE COMPENSATION

Summary Compensation Table For Year Ended December 31, 2009

The following table sets forth the compensation for the services in all capacities to us or our subsidiaries for the years ended December 31, 2009, 2008 and 2007 of (a) our Chief Executive Officer, (b) our Chief Financial Officer, and (c) the three most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, employed by us as of December 31, 2009, whose total annual salary and bonus exceeded $100,000, referred to as the “named executive officers” in this proxy statement:

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Douglas B. Mackie,	2009	$453,000	—	$49,641	$109,463	$634,207	$183,490	$1,429,801
President and Chief Executive Officer	2008	$453,000	—	$74,945	$140,524	$455,655	$162,705	$1,286,829
	2007	$432,000	—	—	—	$389,250	$177,040	$998,290
Deborah A. Wensel	2009	$281,000	—	$30,793	$67,902	$266,954	$94,474	$741,123
Senior Vice President, Chief Financial Officer and Treasurer	2008	$281,000	—	$46,488	$87,168	$191,797	$79,553	$686,006
	2007	$267,000	—	—	—	$163,250	$87,447	$517,697
Richard M. Lowry,	2009	$437,000	—	$47,888	$105,597	$611,804	$175,143	$1,377,432
Executive Vice President and Chief Operating Officer	2008	$437,000	—	$71,964	$134,941	$439,559	$155,071	$1,238,535
	2007	$416,000	—	—	—	$374,830	$168,654	$959,484
David E. Simonelli,	2009	$185,000	—	$20,273	$44,703	$175,754	$48,300	$474,030
Senior Vice President Chief Site Manager	2008	$185,000	$126,274	$29,149	$29,429	—	$42,118	$411,970
	2007	$175,000	$80,000	—	—	—	$41,409	$296,409
Kyle D. Johnson,	2009	$167,500	—	$18,355	$40,475	$159,129	$45,093	$430,552
Senior Vice President Chief Contract Manager	2008	$167,500	$114,329	$26,471	$26,725	—	$38,086	$373,111
	2007	$160,000	$75,000	—	—	—	$38,842	$273,842

(1)	Represents discretionary cash bonuses paid to the named executive officers.

(2)	Represents the grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value is computed using the closing price of the shares on the grant date.

(3)	Represents the grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value is computed using the Black Scholes option pricing model and includes assumptions about the expected life and stock price volatility. The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. See the “Grants of Plan Based Awards Table” on page 33 for more information regarding the stock options we granted in 2009 to named executive officers.

(4)	Represents cash bonuses paid under the annual cash bonus plan based upon the achievement of EBITDA-based targets for the year noted. Such bonuses were paid in the following year. See “Compensation Discussion and Analysis” for further information.

(5)	The dollar value of the amounts shown in this column for 2009 includes the following:

Name	Car Allowance	401(k) Lost Benefit(a)	Profit Sharing	Matching Contributions to 401(k)	Dividend Equivalent(b)	Total
Douglas B. Mackie	$13,200	$135,950	$16,000	$16,500	$1,840	$183,490
Deborah A. Wensel	$12,000	$48,832	$16,000	$16,500	$1,142	$94,474
Richard M. Lowry	$12,000	$128,873	$16,000	$16,500	$1,770	$175,143
David E. Simonelli	$9,750	$5,322	$16,000	$16,500	$728	$48,300
Kyle D. Johnson	$9,750	$2,182	$16,000	$16,500	$661	$45,093

(a)	See the description of the cash compensation for the 401(k) lost benefit plan in “Compensation Discussion and Analysis.”

(b)	Amount received by the named executive officer in the form of dividend equivalent payment on Restricted Stock Units. In 2009, each of our named executive officers received a dividend equivalent payment of $0.0068 for each Restricted Stock Unit held by such named executive officer.

Grants of Plan Based Awards Table

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(2)
		Threshold(1) ($)	Target ($)	Maximum ($)
Douglas B. Mackie	February 2009	158,550	317,100	634,200
	May 13, 2009				12,995	58,746	$3.82	$159,104
Deborah A. Wensel	February 2009	66,738	133,475	266,950
	May 13, 2009				8,061	36,441	$3.82	$98,695
Richard M. Lowry	February 2009	152,950	305,900	611,800
	May 13, 2009				12,536	56,671	$3.82	$153,484
David E. Simonelli	February 2009	43,938	87,875	175,750
	May 13, 2009				5,307	23,991	$3.82	$64,976
Kyle D. Johnson	February 2009	39,781	79,563	159,125
	May 13, 2009				4,805	21,722	$3.82	$58,830

(1)	As described above, bonus awards under the Bonus Plan are based on the achievement of budgeted dredging EBITDA. Under the Bonus Plan, the executive is not eligible to receive a bonus until 90% of the budgeted dredging EBITDA is reached. See “Compensation Discussion and Analysis—Components of Total Compensation—Annual Cash Bonus Incentive.”

(2)	Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

The following table sets forth the outstanding equity awards held by each of our named executive officers as of December 31, 2009:

Outstanding Equity Awards at Fiscal Year-End 2009

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Douglas B. Mackie	20,874	41,750	(2)	$5.41	May 20, 2018	13,853	(3)	$89,767
	—	58,746	(4)	$3.82	May 13, 2019	12,995	(5)	$84,208
Deborah A. Wensel	12,948	25,898	(2)	$5.41	May 20, 2018	8,593	(3)	$55,683
	—	36,441	(4)	$3.82	May 13, 2019	8,061	(5)	$52,235
Richard M. Lowry	20,045	40,091	(2)	$5.41	May 20, 2018	13,302	(3)	$86,197
	—	56,671	(4)	$3.82	May 13, 2019	12,536	(5)	$81,233
David E. Simonelli	4,371	8,744	(2)	$5.41	May 20, 2018	5,388	(3)	$34,914
	—	23,991	(4)	$3.82	May 13, 2019	5,307	(5)	$34,389
Kyle D. Johnson	3,970	7,940	(2)	$5.41	May 20, 2018	4,893	(3)	$31,707
	—	21,722	(4)	$3.82	May 13, 2019	4,805	(5)	$31,136

(1)	Based on the closing price of our common stock of $6.48 on December 31, 2009, as reported on the NASDAQ Global Market.

(2)	Options vest in two equal installments on May 20, 2010 and May 20, 2011.

(3)	Restricted stock units vest on May 20, 2011.

(4)	Options vest in three equal installments on May 13, 2010, May 13, 2011 and May 13, 2012.

(5)	Restricted stock units vest on May 13, 2012

None of our named executive officers exercised options and no restricted stock units vested for our named executive officers during the year ended December 31, 2009.

Executive Employment Arrangements

On July 2, 2007 we entered into new employment agreements with Douglas B. Mackie, President and Chief Executive Officer, Richard M. Lowry, Executive Vice President and Chief Operating Officer, and Deborah A. Wensel, Senior Vice President and Chief Financial Officer, each referred to as an “Executive.” Each employment agreement provides for an initial term of three years with automatic renewal for successive one-year terms, unless sooner terminated by either party giving 90 days written notice prior to the end of the then-current term.

Base Salary and Benefits.    The employment agreements provide for 2009 base salaries, referred to as “Base Salaries,” for Messrs. Mackie and Lowry and Ms. Wensel of $453,000, $437,000 and $281,000, respectively, subject to annual increase by the Board. Each Executive is entitled to participation in our annual performance bonus plans, long-term compensation plans (including the Annual Cash Bonus Plan), and any equity-based compensation plans applicable to senior management and other benefits generally available to senior management.

Termination for any Reason.    We are responsible for the following payments upon the Executive’s termination for any reason:

•	earned but unpaid Base Salary through the date of termination;

•

any annual incentive bonus, or other form of incentive compensation, for which the performance measurement period has ended and the Executive has become eligible for payment but which is unpaid at the time of termination;

•	any accrued but unpaid vacation;

•

any amounts payable under our executive benefit plans (other than any severance or termination pay plan) in accordance with the terms of those plans, except as may be required under Tax Code Section 401(a)(13); and

•	any unreimbursed business expenses.

Additionally, Mr. Lowry and Ms. Wensel would be entitled to continued health benefits during the COBRA continuation period, and Mr. Mackie and his spouse would each be eligible for continued health benefits until they become eligible for Medicare coverage. Upon termination for Cause (as defined below), no other payments are due to Messrs. Mackie or Lowry or Ms. Wensel.

Voluntary Termination of Employment for Other than Good Reason.    Upon termination for other than Good Reason (as defined below), the Executive would be entitled to a pro-rata portion of the target bonus under our annual incentive plan for the year in which such termination occurs.

“Good Reason” means the occurrence of any of the following without the Executive’s consent:

•

a material reduction or a material adverse alteration in the nature of the Executive’s position, responsibilities or authorities or assigning duties to the Executive that are materially inconsistent with those of the Executive’s position for similar companies in similar industries;

•	the Executive’s becoming the holder of a lesser office or title than that previously held or altering the Executive’s reporting requirements;

•	any material breach of the employment agreement by us which causes an adverse change to the terms and conditions of the Executive’s employment;

•	our requiring the Executive to relocate his principal business office to a location not within fifty (50) miles of our principal business office located in Oak Brook, Illinois;

•	any reduction in the aggregate of the Executive’s bonus opportunity, salary and benefits, other than a reduction in bonus opportunity or benefits generally applicable to executive employees; or

•	for our Chief Executive Officer, any failure to nominate or elect the Chief Executive Officer in his or her current office or as a Director of our Board.

A resignation is not deemed to occur for “Good Reason” unless the Executive provides notice to us, and such resignation occurs, within 90 days after the event or condition giving rise thereto. Upon receiving notice from the Executive, we have a period of thirty (30) days during which we may remedy the event or condition.

Termination of Employment for Death or Disability.    Upon the Executive’s termination of employment by reason of death or disability (as defined in the agreement), the Executive (or his or her estate) is entitled receive a pro rata portion of any bonus payable under our annual incentive plan for the year in which such termination occurs based on the highest of:

•	the actual annual bonus paid for the fiscal year immediately preceding such termination;

•	the target bonus for the fiscal year in which such termination occurs; or

•	the actual bonus attained for the fiscal year in which such termination occurs.

Termination without Cause, or Voluntary Termination for Good Reason.    In the event of the Executive’s termination by us without “Cause” or by the Executive for Good Reason, Mr. Mackie or Mr. Lowry would be entitled to a lump sum of two multiplied by the sum of the Executive’s Base Salary and “Annual Bonus.” For this purpose, “Annual Bonus” will be determined as the highest of:

•	the actual annual bonus paid for the fiscal year immediately preceding such termination;

•	the target bonus for the fiscal year in which such termination occurs; or

•	the actual bonus for the fiscal year in which such termination occurs.

Ms. Wensel is entitled to the same termination pay, but calculated at one and one-half (1.5) times the sum of Base Salary and Annual Bonus. Additionally, the Executive would be entitled to continued coverage under our medical, dental, life, disability, 401(k), profit sharing and other executive benefit plans for a set period (24 months for Messrs. Mackie and Lowry, and 18 months for Ms. Wensel) after the date of termination, referred to as the “Benefits Continuation Period,” at the same cost to the Executive as in effect on the date of the Executive’s termination, as well as access to professional outplacement services. The Benefits Continuation Period applies for purposes of determining the Executive’s age and service with us with respect to (i) eligibility, vesting and the amount of benefits under our executive benefit plans, and (ii) the vesting of any outstanding stock options, restricted stock or other equity based compensation awards.

Under the employment agreements, “Cause” means:

•

the Executive’s willful and continued failure to substantially perform his or her material duties as our executive (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board;

•	the Executive’s willful misconduct, which is demonstrably and materially injurious to us, monetarily or otherwise;

•

the Executive’s engaging in egregious misconduct involving serious moral turpitude to the extent that his or her creditability and reputation no longer conforms to our standard of senior executive officers;

•	the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony;

•	the Executive’s material breach of our material written policy;

•	the Executive’s failure to reasonably cooperate with any audit or investigation involving us or our business practices; or

•	the Executive’s material breach of his or her agreement.

Change in Control.    If within two years of a Change in Control (as defined below), we terminate Mr. Mackie’s or Mr. Lowry’s employment other than for Cause or either such Executive voluntarily terminates his employment for Good Reason, we will pay Mr. Mackie or Mr. Lowry, as applicable, two and one-half (2.5) times the sum of (i) such Executive’s Base Salary in effect on the date of termination of employment and (ii) the Annual Bonus. Ms. Wensel is entitled to a payment upon a Change of Control equal to two times the sum of her Base Salary and Annual Bonus. Following termination upon a Change in Control, each Executive would be eligible to receive continued benefits for 30 months for Messrs. Mackie and Lowry and 24 months for Ms. Wensel, and as well as access to professional outplacement services.

For purposes of the employment agreements with the Executives, our “Change in Control” will be deemed to occur as of the first day that any one or more of the following conditions is satisfied:

•

The “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than twenty-five percent (25%) of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, referred to as the “Voting Securities,” is accumulated, held or acquired by a Person (as defined in Section 3(a)(9) of the Exchange Act, as modified, and used in Sections 13(d) and 14(d) thereof) (other than us, any trustee or other fiduciary holding securities under our employee benefit plan, our holders of capital stock as of the date hereof or an affiliate thereof, any corporation owned, directly or indirectly, by our stockholders in substantially the same proportions as their ownership of our stock); provided, however that any acquisition from us or any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) (listed below) will not be a Change in Control, and provided further, that immediately prior to such accumulation, holding or acquisition, such Person was not a direct or indirect beneficial owner of twenty-five percent (25%) or more of our Voting Securities;

•

Individuals who, as of July 2, 2007, constitute the Board, referred to as the “Incumbent Board,” cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent July 2, 2007 whose election, or nomination for election by our stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

•

Consummation by us of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of our assets or the acquisition of assets or stock of another entity, referred to as a “Business Combination,” in each case, unless immediately following such Business Combination: (A) more than 60% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (x) the corporation resulting from such Business Combination, referred to as the “Surviving Corporation,” or (y) if applicable, a corporation that as a result of such transaction owns us or all or substantially all of our assets either directly or through one or more subsidiaries, referred to as the “Parent Corporation,” is represented, directly or indirectly by Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of Voting Securities, (B) no Person (excluding any of our employee benefit plan (or related trust) or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that our ownership existed prior to the Business Combination and (C) at least a majority of the members of the Board of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

•	Approval by our stockholders of our complete liquidation or dissolution.

However, in no event will a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group that consummates the Change in Control transaction. The Executive will be deemed “part of a purchasing group” if the Executive is an equity participant in the purchasing company or group (except: (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors; provided that, for purposes of the foregoing, participation as a management investor in such purchasing company will not be deemed to be within the exceptions provided for in (i) and (ii)).

Confidentiality and Non-Competition.    Each Executive is subject to provisions restricting disclosure of non-public information. During the terms of their employment agreements and for two years thereafter (or, if such termination arises under circumstances where Mr. Mackie or Mr. Lowry is entitled to payments as a result of a Change of Control, during the period of his employment and for a period of 30 months thereafter), Messrs. Mackie and Lowry are prohibited from directly or indirectly carrying on, engaging or having a financial interest in any business which is in material competition with our business. During the term of her employment agreement and for 18 months thereafter (or, if such termination arises under circumstances where Ms. Wensel is entitled to payments as a result of a Change of Control, during the period of her employment and for a period of 24 months thereafter), Ms. Wensel is prohibited from directly or indirectly carrying on, engaging or having a financial interest in any business which is in material competition with our business.

Other Potential Post-Employment Payments

Below is the estimated amount that each of Messrs. Mackie and Lowry and Ms. Wensel would be entitled to receive upon termination of their employment pursuant to the terms of their employment agreements and pursuant to Company plans and equity award agreements between such individuals and the Company. In addition, below is the estimated amount that each of Messrs. Simonelli and Johnson would be entitled to receive pursuant to Company plans and equity award agreements between such individuals and the Company. For the purpose of determining the amounts set forth below, the termination of employment or change of control is assumed to have occurred at the close of business on December 31, 2009.

Potential Payments upon Termination of Employment or Change in Control

Name	Benefit	Termination Without Cause or Voluntary Termination for Good Reason		Termination for Cause or Voluntary Termination for Other Than Good Reason	Death or Disability		Change in Control
Douglas B. Mackie	Base salary	$906,000		$—	$—		$1,132,500
	Bonus	1,268,414		634,207	634,207		1,585,518
	Stock Options	—		—	223,272	(1)	223,272	(1)
	Restricted Stock	—		—	173,975	(2)	173,975	(2)
	Benefits(3)	336,900		135,950	—		421,125

Total:		2,511,314		770,157	1,031,454		3,536,390
Deborah A. Wensel	Base salary	$421,500		$—	$—		$562,000
	Bonus	400,431		266,954	266,954		533,908
	Stock Options	—		—	138,498	(1)	138,498	(1)
	Restricted Stock	—		—	107,918	(2)	107,918	(2)
	Benefits(3)	146,414		48,832	—		162,664

Total:		968,345		315,786	513,370		1,504,988
Richard M. Lowry	Base salary	$874,000		$—	$—		$1,092,500
	Bonus	1,223,608		611,804	611,804		1,529,510
	Stock Options	—		—	215,090	(1)	215,090	(1)
	Restricted Stock	—		—	167,430	(2)	167,430	(2)
	Benefits(3)	322,746		128,873	—		403,433

Total:		2,420,354		740,677	994,325		3,407,963
David E. Simonelli	Base salary	$92,500	(4)	$—	$—		$92,500	(4)
	Bonus	—		—	—		—
	Stock Options	—		—	77,849	(1)	77,849	(1)
	Restricted Stock	—		—	69,304	(2)	69,304	(2)
	Benefits(3)	—		—	—		—

Total:		92,500		—	147,153		239,653
Kyle D. Johnson	Base salary	$69,792	(4)	$—	$—		$69,792	(4)
	Bonus	—		—	—		—
	Stock Options	—		—	70,524	(1)	70,524	(1)
	Restricted Stock	—		—	62,843	(2)	62,843	(2)
	Benefits(4)	—		—	—		—

Total:		69,792		—	133,367		203,159

(1)	Represents the value of unvested stock options calculated by multiplying the number of shares underlying such options by (i) $1.07, the difference between the $6.48 per share closing price of our stock on the NASDAQ Global Market on December 31, 2009 and the $5.41 per share option exercise price with respect to shares granted on May 20, 2008 and (ii) $2.66, the difference between the $6.48 per share closing price of our stock on the NASDAQ Global Market on December 31, 2009 and the $3.82 per share option exercise price with respect to shares granted on May 13, 2009. In the event of a change in control, our Board may accelerate the vesting of the options at its discretion.

(2)	Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held by such named executive officer by $6.48, the closing price of our stock on the NASDAQ Global Market on December 31, 2009. In the event of a change in control, our Board may accelerate the vesting of the shares of restricted stock at its discretion.

(3)	Benefits include auto, 401(k) lost benefit, medical and dental, profit sharing, 401(k) match, and life and disability insurance. The total amounts include the following:

Name	Benefit	Termination Without Cause or Voluntary Termination for Good Reason	Termination for Cause or Voluntary Termination for Other Than Good Reason	Change in Control
Douglas B. Mackie	401(k) Lost benefit	$271,900	$135,950	$339,875
	Profit sharing	32,000	—	40,000
	401(k) match	33,000	—	41,250
Deborah A. Wensel	401(k) Lost benefit	97,664	48,832	97,664
	Profit sharing	24,000	—	32,000
	401(k) match	24,750	—	33,000
Richard M. Lowry	401(k) Lost benefit	257,746	128,873	322,183
	Profit sharing	32,000	—	40,000
	401(k) match	33,000	—	41,250

(4)	Messrs. Simonelli and Johnson would be entitled to severance compensation if the executive is terminated by us other than for cause or as a result of death or permanent disability. Severance payments are based on years of service. Based on their years of service, Mr. Johnson would receive five months of severance pay and Mr. Simonelli would receive six months of severance pay. Payments would be made by us on a semi-monthly basis, but could be paid in a lump sum if agreed to by the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or employee of Great Lakes or any of our subsidiaries during fiscal 2009, or was a former officer or employee of the same, except that Mr. Weiss was Aldabra’s chief executive officer, secretary and a member of Aldabra’s board of directors from Aldabra’s inception until the completion of the Aldabra merger in December 2006. No interlocking relationship existed during the fiscal year ended December 31, 2009 between our Board or Compensation Committee and the board or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Agreements with Related Persons

Investor Rights Agreement.    In connection with the Aldabra Merger, Aldabra, Great Lakes, certain Aldabra stockholders and certain of our stockholders entered into an investor rights agreement. The investor rights agreement provides for certain registration rights with respect to shares held by the Aldabra stockholders who are party to the investor rights agreements, referred to as the “Aldabra Registrable Securities,” and to shares held by certain other of our stockholders party to the investor rights agreement, referred to as the “Other Registrable Securities.” Holders of at least a majority of Aldabra Registrable Securities have the right to demand registration under the Securities Act of all or any portion of their registrable securities subject to certain amount and time limitations. Holders of the Aldabra Registrable Securities may only demand one long-form registration and one short-form registration. Additionally, whenever we propose to register any of our securities under the Securities Act and the registration form to be used may be used for the registration of registrable securities, holders of Aldabra Registrable Securities or Other Registrable Securities will have the right to request the inclusion of their registrable securities in such registration.

Family Relationships

In March 2007, we hired Kathleen LaVoy as our Assistant General Counsel. Mrs. LaVoy is the daughter of Douglas B. Mackie. During fiscal 2009, Mrs. LaVoy received $158,000 in total compensation in this capacity.

Review, Approval or Ratification of Transactions with Related Persons

Related Party Transaction Policies and Procedures.    All interested transactions with related parties are subject to our Related Party Transaction Policies and Procedures, which are set forth in writing. The Audit Committee is responsible for applying the Related Party Transaction Policy. For purposes of the Related Party Transaction Policy, the terms “interested transaction” and “related parties” are defined as follows:

•

“interested transaction” means any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which

•	the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year;

•	we are a participant; and

•	any related party has or will have a direct or indirect interest, other than solely as a result of being a director or a less than ten percent (10%) beneficial owner of another entity.

•	“related party” means any:

•

person who is or was, since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, even if they do not presently serve in that role, an executive officer, director or nominee for election as a director;

•	greater than five percent (5%) beneficial owner of our common stock; or

•

immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

In determining the propriety of an interested transaction with a related party, the Audit Committee will take into account, among other factors it deems important, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Our Board has delegated to the chairman of the Audit Committee the authority to pre-approve or ratify (as applicable) any interested transaction with a related party in which the aggregate amount involved is expected to be less than $500,000.

The Audit Committee has reviewed the following transactions and determined that each such transaction shall be deemed to be pre-approved or ratified under the terms of the Related Party Transaction Policy:

•	Employment of executive officers. Any employment by us of an executive officer if:

•

the related compensation is required to be reported in our proxy statement under the compensation disclosure requirements set forth in Item 402 of Regulation S-K under the Exchange Act, which are generally applicable to “named executive officers;” or

•

the executive officer is not an immediate family member of another executive officer or director, the related compensation would be reported in our proxy statement under the compensation disclosure requirements of Item 402 of Regulation S-K if the executive officer was a “named executive officer,” and our Compensation Committee approved (or recommended that our Board approve) such compensation.

•	Director compensation. Any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements.

•

Certain transactions with other companies.    Any transaction with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than ten percent (10%) of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or two percent (2%) of that company’s total annual revenues.

•

Certain charitable contributions.    Any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the greater of $1,000,000 or two percent (2%) of the charitable organization’s total annual receipts.

•

Transactions where all stockholders receive proportional benefits.    Any transaction where the Related Person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis (e.g. dividends).

Entering into the investor rights agreement was approved by our entire Board of Directors in connection with the Aldabra Merger. Prior to the Aldabra Merger, we did not have an independent audit committee, as we were a privately held company.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2009 regarding the number of securities which could be issued upon the exercise of outstanding options, the weighted average exercise price of those options in the 2007 Plan, and the number of securities then remaining for future issuance under the 2007 Plan. We do not have any equity compensation plans that have not been approved by our security holders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved By Security Holders	1,013,443	(1)	$4.6	(2)	4,786,557
Equity Compensation Plans Not Approved By Security Holders	N/A		N/A		N/A
TOTAL	1,013,443		$4.6		4,786,557

(1)	Includes 285,600 shares of our common stock issuable pursuant to restricted stock units under our 2007 Plan. Restricted stock units represent an unfunded, unsecured right to receive shares of our common stock.

(2)	Because restricted stock units do not have an exercise price, 285,600 shares of our common stock issuable pursuant to restricted stock units under our 2007 Plan are not included in the calculation of weighted average exercise price.

MATTERS RELATED TO INDEPENDENT PUBLIC ACCOUNTANTS

Deloitte & Touche LLP has been appointed by the Audit Committee to be our independent registered public accounting firm for the fiscal year ending December 31, 2010. Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP at the Annual Meeting pursuant to Proposal 2 on page 20 of this proxy statement.

Professional Fees

We paid the following professional fees to our independent registered public accounting firm, Deloitte & Touche LLP and its affiliates, for the years ended December 31, 2009 and 2008:

	Paid for the year ended December 31,
	2009	2008
	in thousands
Audit Fees(1)	$1,357.9	$1,339.2
Audit-Related Fees	21.0	43.0
Tax Fees(2)	161.0	128.1
All Other Fees(3)	5.4	—

Total	$1,545.3	$1,510.3

(1)	This category includes audit fees for services related to our annual audits of our financial statements and internal control over financial reporting, and quarterly reviews of our financial statements performed in accordance with accounting standards generally accepted in the United States of America, and services that are normally provided by Deloitte & Touche LLP related to statutory or regulatory filings or engagements.

(2)	This category primarily includes fees for tax advice and return preparation for expatriate employees, tax planning and compliance related to our international operations, and other tax advice related to specific non-routine transactions.

(3)	This category includes subscription fees to an online accounting research tool.

Pre-Approval Policy for Independent Accountant Services

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent accountants. From time to time, however, circumstances may arise when it may become necessary to engage the independent accountants for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee may also pre-approve services on a case-by-case basis. The Audit Committee may delegate pre-approval authority to one or more of its members. For the year ended December 31, 2009, the Audit Committee pre-approved all such audit and non-audit services, including tax services, provided by the independent accountants.

Report of the Audit Committee of the Board of Directors

With respect to fiscal 2009, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•

discussed with our independent auditor, Deloitte & Touche LLP, referred to as “Deloitte,” the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and the letter from Deloitte required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence,” and has discussed with Deloitte its independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our 2009 Annual Report on Form 10-K.

The Audit Committee of the Board of Directors:

Jonathan W. Berger, Chairman

Bruce J. Biemeck

Peter R. Deutsch

MISCELLANEOUS

Solicitation of Proxies

We are paying the costs for the solicitation of proxies, including the cost of preparing and mailing this proxy statement. Proxies are being solicited primarily by mail, but the solicitation by mail may be followed-up by solicitation in person, or by telephone or facsimile, by our regular employees without additional compensation for such proxy solicitation activity. We will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to our stockholders. We have also engaged Morrow & Co., LLC to assist in the solicitation of proxies for a fee of approximately $6,000, plus reimbursement for out-of-pocket expenses.

Proposals for the 2011 Annual Meeting

Pursuant to federal securities laws, any proposal by a stockholder to be presented at the 2011 Annual Meeting of Stockholders and to be included in our proxy statement must be received at our executive office at 2122 York Road, Oak Brook, Illinois 60523, no later than the close of business on December 7, 2010. Proposals should be sent to the attention of our Secretary at our principal executive office. Pursuant to our By-laws, in order for a stockholder’s nominee for election as a director or any other business to be properly brought before an Annual Meeting of Stockholders, the stockholder must give written notice of such stockholder’s intent to bring a matter before the Annual Meeting no earlier than December 7, 2010, and no later than January 6, 2011. If the 2011 Annual Meeting is called for a date that is not within 30 days of the anniversary of the 2010 Annual Meeting, written notice of such stockholder’s intent to bring a matter before the Annual Meeting must be received not later than the close of business on the tenth day following the date on which the first public disclosure of the date of the Annual Meeting is made. Each such notice should be sent to the attention of our Secretary at our principal executive office, and must set forth certain information with respect to the stockholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in our By-laws.

Annual Report

Our Annual Report to Stockholders for the fiscal year ended December 31, 2009 is being mailed to stockholders together with this proxy statement. The Annual Report to Stockholders is not part of the soliciting materials.

Availability of Information

This proxy statement is accompanied by our Annual Report, which includes our Form 10-K for the fiscal year ended December 31, 2009, which we previously filed with the SEC and which includes audited financial statements. You can obtain any of the documents that we file with the SEC (including an additional copy of our 2009 Annual Report on Form 10-K) by contacting us or the SEC. To obtain documents from us, please direct requests in writing to:

Deborah A. Wensel

Chief Financial Officer and Secretary

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, IL 60523

We will send you the requested documents without charge, excluding exhibits. In addition, this proxy statement and Annual Report to Stockholders for the year ended December 31, 2009 are available at www.gldd.com/proxy.

You may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Copies of such materials also can be obtained at the SEC’s website, www.sec.gov or by mail from the Public Reference Room of the SEC, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the 2010 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

INCORPORATION BY REFERENCE

The Audit Committee Report (including reference to the independence of the members of the Audit Committee) is not deemed to be filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such information by reference.

By Order of the Board of Directors,

Deborah A. Wensel

Secretary

April 6, 2010

GREAT LAKES DREDGE & DOCK CORPORATION

VOTE BY INTERNET OR TELEPHONE QUICK « « « EASY « « « IMMEDIATE

As a stockholder of Great Lakes Dredge & Dock Corporation, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Daylight Time, on May 4, 2010.

Vote Your Proxy on the Internet:	OR	Vote Your Proxy by Phone:	OR	Vote Your Proxy by mail:
Call 1 (866) 894-0537
Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.		Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.		Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

▼  FOLD AND DETACH HERE AND READ THE REVERSE SIDE  ▼

PROXY	Please mark your votes like this	☒
WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE FOLLOWING PROPOSALS.

1.	Election of one director nominated by the Board of Directors. NOMINEES: 01 Jonathan W. Berger	FOR the nominees listed to the left ☐	WITHHOLD AUTHORITY to vote for the nominees listed to the left ☐		3.

In his or her discretion, upon such other matters as may properly come before the meeting.

Said attorneys and proxies, or their substitutes (or if only one, that one), at said meeting, or any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

Receipt is acknowledged of the Notice of Annual Meeting of Stockholders, the Proxy Statement accompanying such Notice and the Annual Report to Stockholders for the fiscal year ended December 31, 2009.

2.	To ratify the appointment of Deloitte and Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.	FOR ☐	AGAINST ☐	ABSTAIN ☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date , 2010.

Note: If shares are held jointly, both holders should sign. Attorneys, executors, administrators, trustees, guardians or others signing in a representative capacity should give their full titles. Proxies executed in the name of a corporation should be signed on behalf of the corporation by its president or other authorized officer.

▼  FOLD AND DETACH HERE AND READ THE REVERSE SIDE  ▼

GREAT LAKES DREDGE & DOCK CORPORATION

PROXY

Annual Meeting of Stockholders

May 5, 2010

(Solicited On Behalf Of the Board of Directors)

The undersigned stockholder of Great Lakes Dredge & Dock Corporation hereby constitutes and appoints Douglas B. Mackie and Deborah A. Wensel, each of them acting singly, as the attorney and proxy of the undersigned, with full power of substitution and revocation, to vote for and in the name, place and stead of the undersigned at the 2010 Annual Meeting of Stockholders of Great Lakes Dredge & Dock Corporation, referred to as the “Company,” to be held at the Renaissance Hotel, 2100 Spring Road, Oak Brook, Illinois 60523 on Wednesday, May 5, 2010 at 10:00 A.M. Central Daylight Time, and at any adjournments thereof, the number of votes the undersigned would be entitled to cast if present.

(Continued, and to be signed, on the reverse side)